Exhibit (a)(1)(vi)

SUPPLEMENT NO. 1 TO THE
OFFER OF PREMIUM UPON CONVERSION OF ANY AND ALL
OF ITS OUTSTANDING 2 7/8% CONVERTIBLE NOTES DUE 2034
(CUSIP Nos. 62913F AB 8 and 62913F AC 6)

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JULY 23, 2007, UNLESS EXTENDED OR EARLIER TERMINATED BY US (SUCH DATE AND TIME, AS EXTENDED OR EARLIER TERMINATED, THE “EXPIRATION DATE”). YOU MAY WITHDRAW NOTES TENDERED IN THE OFFER AT ANY TIME PRIOR TO THE EXPIRATION DATE.

NII Holdings, Inc. (“the company,” “we,” “our” or “us”) hereby amends and supplements our offer to pay a cash premium, plus accrued and unpaid interest up to, but not including, the conversion date, for each $1,000 principal amount of our 2 7/8% Convertible Notes due 2034 (the “Notes”) that is validly tendered for conversion into shares of our common stock, par value $0.001 per share, pursuant to the terms and subject to the conditions set forth in the Offering Circular dated June 22, 2007 (the “Original Offering Circular”) and the related Letter of Transmittal (the “Letter of Transmittal” and, together with the Original Offering Circular, the “Original Offer”). This Supplement, the Original Offering Circular and the Letter of Transmittal, each as amended and as each may be further amended or supplemented from time to time, constitute the “Offer.”

The cash premium to be paid to holders of the Notes who validly tender their shares for conversion is hereby amended to increase the premium for each $1,000 principal amount of the Notes from $80.00 to $85.00 (the “Inducement Premium”). All references to the Inducement Premium in the Original Offering Circular and Letter of Transmittal are hereby amended to reflect such increase.

Holders who have already properly tendered Notes pursuant to the procedures set forth in the Original Offering Circular and the Letter of Transmittal are not required to take any further action to properly tender their Notes in the Offer and will receive the increased Inducement Premium. If such holders wish to withdraw their Notes from the Offer, they must follow the procedures set forth in the Original Offering Circular in “The Offer — Withdrawal of Tenders.”

As a result of this amendment, and assuming all of the Notes are tendered for conversion, we expect that the aggregate Inducement Premium we will pay will be $25.5 million and that the total debt conversion expense related to the Offer, including the Inducement Premium, will be approximately $26.5 million, including the fees and expenses relating to the Offer, and that the Company’s total cash payment to the holders of the Notes, including the Inducement Premium and accrued and unpaid interest, would be approximately $29.7 million and would be funded from cash on hand.

There have been no changes to the Original Offer other than the amendment to increase the Inducement Premium and all other terms of the Original Offer remain unchanged. Except as otherwise set forth in this Supplement or as provided in an amendment to the Tender Offer Statement on Schedule TO, the terms and conditions set forth in the Original Offering Circular and the Letter of Transmittal remain applicable in all respects to the Offer. To the extent that any information or amendment contained in this Supplement is inconsistent with the information in the Original Offering Circular or the Letter of Transmittal, the information and amendments in this Supplement shall control. The information contained in the Original Offering Circular is as of the date thereof and neither the delivery of this Supplement nor the consummation of the Offer shall create any implication that the information contained therein is accurate or complete as of any date other than the date thereof.

The Offer is not conditioned upon any minimum amount of Notes being tendered. The Offer is, however, subject to certain other conditions. See “The Offer — Conditions to the Offer” in the Original Offering Circular. If the Offer is withdrawn or otherwise not completed, then the Offer will not be effected with respect to Note holders who have validly tendered their Notes pursuant to the Offer.

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “NIHD.” On July 6, 2007, the last reported sale price of our common stock on the Nasdaq Global Select Market was $87.00 per share.

See “Risk Factors” beginning on page 9 of the Original Offering Circular, for a discussion of various factors you should consider in connection with the Offer.

NEITHER WE, OUR BOARD OF DIRECTORS NOR ANY OF OUR ADVISORS OR AGENTS IS MAKING ANY RECOMMENDATION REGARDING WHETHER OR NOT YOU SHOULD TENDER NOTES FOR CONVERSION IN THE OFFER. ACCORDINGLY, YOU MUST MAKE YOUR OWN INDEPENDENT DETERMINATION AS TO WHETHER OR NOT YOU WISH TO TENDER YOUR NOTES FOR CONVERSION.

Neither this transaction nor the securities to be issued upon conversion of the Notes has been approved or disapproved by the Securities and Exchange Commission (the “SEC”) or any state securities commission. Neither the SEC nor any state securities commission has passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Supplement or the Original Offering Circular. Any representation to the contrary is a criminal offense.

July 9, 2007

IMPORTANT INFORMATION

Any beneficial owner or holder desiring to tender Notes should follow the instructions contained in the Original Offering Circular. Tenders of Notes made prior to the date of this Supplement pursuant to the Original Offer shall be deemed to be effective for purposes of the Offer and holders who have made such tenders shall receive the increased Inducement Premium if and when the Offer is effected, unless such tender is withdrawn prior to the expiration of the Offer.

Questions regarding the tendering of Notes for conversion should be directed to the Conversion Agent. Requests for additional information regarding the Offer or for additional copies of this Supplement, the Original Offering Circular, the Letter of Transmittal or related documents should be directed to MacKenzie Partners, Inc., which is acting as our Information Agent (the “Information Agent”), at one of its telephone numbers set forth on the last page of this Supplement. You may also contact Bear, Stearns & Co. Inc., our financial advisor (the “Financial Advisor”), at its telephone number set forth in “Summary — Summary of the Offer” in the Original Offering Circular or your broker, dealer, or other similar nominee for assistance concerning the terms of the Offer.

None of us, the trustee for the Notes, the Information Agent, the Conversion Agent or the Financial Advisor makes any recommendation to you as to whether or not you should tender your Notes under the Offer.

The Offer does not constitute an offer to purchase or a solicitation of an offer to buy our securities in any jurisdiction where it is unlawful to make such an offer or solicitation.

The Offer is being made in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), and applicable exemptions under state securities laws.

We will not pay any commission or other remuneration to any broker, dealer, salesman or other person to solicit conversion of the Notes. No one has been authorized to give any information or to make any representations with respect to the matters described in this Supplement and the Original Offering Circular, other than those contained in this Supplement and the Original Offering Circular. If given or made, such information or representation may not be relied upon as having been authorized by the company.

This Supplement and the Original Offering Circular are submitted to holders of our Notes for informational use solely in connection with their consideration of the Offer described in this Supplement and the Original Offering Circular. Their use for any other purpose is not authorized. This Supplement and the Original Offering Circular may not be copied or reproduced in whole or in part nor may they be distributed or any of their contents be disclosed to anyone other than the holder of our Notes to whom they are submitted.

THIS SUPPLEMENT, THE ORIGINAL OFFERING CIRCULAR AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ BEFORE YOU MAKE ANY INVESTMENT DECISION WITH RESPECT TO THE OFFER.

ii

In order to tender, a holder should send or deliver a properly completed and signed Letter of Transmittal and any other required documents to the Conversion Agent at its address set forth below or tender by book-entry transfer and delivery of an agent’s message pursuant to DTC’s Automated Tender Offer Program as described in the Original Offering Circular.

The Conversion Agent for the Offer is:

Wilmington Trust Company

By Registered or Certified Mail, Hand Delivery or Overnight Courier:	By Facsimile:

Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, Delaware 19890-1626 Attn: Alisha Clendaniel	(302) 636-4139

To Confirm by Telephone:

(302) 636-6470

Any questions or requests for assistance or for additional copies of this Supplement, the Original Offering Circular, the Letter of Transmittal or related documents may be directed to the Information Agent at its telephone number set forth below.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com